                                                                                                                                                      Exhibit 99.1

PEAK RESORTS ANNOUNCES NEW LINE OF CREDIT AND REFINANCE OF CERTAIN EXISTING CREDIT FACILITIES

New $10 Million Line of Credit to Provide Increased Operational Flexibility

Acquisition Line of Credit Renewed

Total Debt Outstanding Remains Unchanged

WILDWOOD, Mo., Aug. 30, 2017 -- Peak Resorts, Inc. (NASDAQ:SKIS), a leading owner and operator of high-quality, individually branded ski resorts in the U.S., today announced a series of refinancing transactions with Royal Banks of Missouri that will enhance liquidity and improve financial flexibility.

The transactions include entering into a new $10 million revolving line of credit to be used for working capital purposes, and a renewal of the company’s $15 million acquisition line of credit.  The company intends to roll the $9.71 million currently outstanding under the existing $10 million three-year term loan with Royal Banks of Missouri, which was scheduled to mature in January of 2020, and $2.75 million of additional working capital borrowings under the previous line of credit into the renewed acquisition line.

With the additional $12.25 million in borrowing capacity and the approximate $26-$27 million in cash and cash equivalents on the company’s balance sheet as of the end of its fiscal 2018 first quarter ended July 31, 2017, Peak has more than $38 million in liquidity. The company’s total level of debt outstanding remains unchanged, and all loan covenants remain the same.

Timothy D. Boyd, president and chief executive officer, commented, “I’m pleased to announce these transactions, which reflect our commitment to strengthening and simplifying our capital structure. Importantly, the increased liquidity will provide us with improved operating and financial flexibility to support our continued growth initiatives and enhance shareholder value.”

About Peak Resorts
Headquartered in Missouri, Peak Resorts is a leading owner and operator of high-quality, individually branded ski resorts in the U.S. The company operates 14 ski resorts primarily located in the Northeast and Midwest, 13 of which are company owned.

The majority of the resorts are located within 100 miles of major metropolitan markets, including New York City, Boston, Philadelphia, Cleveland and St. Louis, enabling day and overnight drive accessibility. The resorts under the company's umbrella offer a breadth of activities, services and amenities, including skiing, snowboarding, terrain parks, tubing, dining, lodging, equipment rentals and sales, ski and snowboard instruction and mountain biking and other summer activities. To learn more, visit the company’s website at ir.PeakResorts.com, or follow Peak Resorts on Facebook (https://www.facebook.com/skipeakresorts) for resort updates.

Forward Looking Statements
This news release contains forward-looking statements regarding the future outlook and

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performance of Peak Resorts, Inc., within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties are discussed under the caption “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended April 30, 2017, filed with the Securities and Exchange Commission (the “SEC”), and as updated from time to time in the company’s filings with the SEC.  Peak Resorts undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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